Exhibit 99.2

FISCAL YEAR 2009 CEO BONUS PLAN

(1).	Participant

CEO

(2).	Maximum Available

Up to 65% of CEO’s base salary.

(3).	Bonus Pool

The amount of Base Bonus Pool received will be calculated based on the following Performance Areas: Business Development, R&D Clinical Development, Sales & Marketing, Common Stock Performance and Corporate Finance. The relative weighting of each area has been determined by management and the Compensation Committee, and the total of all areas in Section 4 is equal to 70% of the Base Bonus Pool.

In addition up to 30% of the Base Bonus Pool will be allocated by the Nominating and Governance Committee of the Board of Directors based on the annual CEO Evaluation which will assess the CEO’s leadership skills and accomplishments.

(4).	Computation of Performance Areas

Goal	Percentage of Total
a. Achieve 100% of Vantas sales goal or	13%
85% of Vantas sales goal	(6)%

b. Achieve 100% of Supprelin LA sales goal or	13%
85% of Supprelin LA sales goal	(6)%

c. Achieve 100% of Valstar sales goal or	7%
85% of Valstar sales goal	(5)%

d. NEBIDO
- FDA approval by end of 4th calendar quarter 2009	17%

e. Complete enrollment of octreotide Phase 3 trial AND have 25% of patients complete 6 months treatment period.	15%
f. Out license octreotide OUS	10%
g. Out license one other core product OUS	5%
h. In-license/acquire/co-promote marketed product for US	10%

i. Cash management:	10%
Achieve end-of-year cash balance (excluding any potential corporate financing) at or favorable to board-approved FY 2009 Plan.

(5).	Calculation and Payment

A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid periodically during the fiscal year upon attainment of goals, but no later than December 31, 2009. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 2009, whichever is earlier. On the date any such bonus is to be made to the recipient, the recipient may elect to take all or a portion of the bonus in common stock to be issued by the Company in lieu of cash, provided that, (i) such election must be made on the date the Compensation Committee elects to make the bonus payment, and (ii) the recipient must accept cash and will not be permitted to elect to take any portion of the bonus in stock if at the time of such election the recipient is in possession of material non-public information or other customary black-out period otherwise then exists with respect to the recipient. If the election is made to take all or any portion in stock in accordance with the above provisions, the amount of stock to be issued shall be issued in accordance with applicable laws and regulations and the customary grant practices of the Company and the share amount shall be equal to the result of dividing the amount of the bonus being taken in stock by the fair market value of the common stock on such payment date (as determined in accordance with the Company’s customary grant practices).

2